                                                                     EXHIBIT 8.2

KPMG LOGO

       KPMG Tax Advisers           Telephone +356 1 708 1000
       6 George's Dock             Telefax   +353 1 708 1470
       IFSC
       Dublin 1
       Ireland                                         Our Ref
                                                       Your Ref 70387.40

                                                                 25 January 1999

AerCo Limited
22 Grenville Street
St Helier
Jersey JE4 8PX
Channel Islands

Dear Sirs

We have acted as special tax counsel for AerCo Limited (the "Company") in connection with the registration by the Company of the four classes of Notes, the Subclass A-1, the Subclass A-2, the Subclass B-1, and the Subclass C-1 (collectively, the "New Notes") pursuant to the Exchange Offer. We hereby confirm the opinion attributed to us (the "Opinion") set forth under the captions "Risk Factors -- Income Tax Risks" and "Tax Considerations -- Irish Taxation of the AerCo Group" in the prospectus (the "Prospectus") that is part of the Registration Statement on Form F-4 (Registration No. 333-66973) first filed by the Company with the Securities and Exchange Commission on November 9, 1998. Capitalized terms used herein but not defined have the same meanings as provided in the Prospectus.

We hereby consent to the use of our name under the captions "Risk Factors -- Income Tax Risks" and "Tax Considerations -- Irish Taxation of the AerCo Group" in the Prospectus. The issuance of such a consent does not concede that we are an "Expert" for the purposes of the Securities Act of 1933.

Yours faithfully



/s/ KPMG